Form 10K

Fiserv
THE FINANCIAL DATA SERVICES COMPANY

COMMERCIAL BANK OF FLORIDA
MIAMI, FLORIDA

Service Agreement

November, 2004

Agreement Number:

AGREEMENT

between

Fiserv Solutions, Inc.
255 Fiserv Drive
Brookfield, WI 53045-5815

and

Commercial Bank of Florida
1550 SW 57th Avenue
Miami, Florida 33144

Date: November 18, 2004

AGREEMENT dated as of November 18, 2004 ("Agreement") between F~Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv"), and Commercial Bank of Florida, Miami (a Florida corporation "Client.).

Fiserv and Client hereby agree as follows:

1. Term. The initial term of this Agreement shall end 3 years following the date Fiserv Services (as defined below) are first used by Client and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for additional term(s) of 3 years. This Agreement shall be effective on the day services are first provided" Client by Fiserv ("Effective Date").

2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:
Exhibit A -Intentionally Omitted
Exhibit B -Item Processing Services
Exhibit B-1 -Item Processing Description of Services
Exhibit B-2- Item Processing Services Fees
Exhibit B-3 -Item Processing Performance Standards

The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

(b) Implementation Services. Fiserv will provide services (i) to convert Client's existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services. These activities are referred to as "Implementation Services". Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for an out-of-pocket expenses associated with Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services. In the event Fiserv is unable or unwilling to complete the Implementation Services for Item Processing Services on or before April 10, 2005, and such failure is not due to any act or omission of Client or any third party, then Client shall be entitled to immediately terminate this Agreement as to Item Processing Services upon written notice to Fiserv without any right to cure. In such event, Fiserv shall promptly refund all amounts paid by Client to Fiserv for costs and expenses associated with the Implementation Services for Item Processing Services, and Client shall not be required to pay any termination fees or liquidated damages pursuant to Sections 11(d) and (e).

(c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with FlServ Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv's property .

3. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv:
(i) estimated fees for Fiserv Services for the following month as specified in the Exhibit;
(ii) out-of-pocket charges for the month payable by Fiserv for the account of Client; and
(iii) Taxes (as defined below) thereon (collectively, "Fees").

Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client's actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Fees billed to reflect appropriate changes in actual use of Fiserv Services. Fees may be increased from time to time as set forth in the Exhibits. Upon notification to and acceptance by Client, FIServ may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

(b) Additional Charges. Fees forout-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by FlServ for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee as set forth in the Exhibits. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv's service center{s), Client's site{s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

(c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority

Date: November 18, 2004

relating to the Fiserv Services ("Taxes"). In no event shall "Taxes" include taxes based upon Fiserv's net income.

(d) Payment Terms. Fees are due and payable monthly upon receipt of invoice. Client shall pay Fiserv through the Automated Clearing House. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5% per month. Client agrees that it shall neither make nor assert any right of deduction or set-off from Fees on invoices submitted by Fiserv for Fiserv Services.

4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

(b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s), provided that any such change shall not materially degrade the Services. Fiserv will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs at least thirty (30) days prior to implementation of such change.

(c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client's access to Services. Client understands and agrees to pay charges relating to the installation and use of such fines and equipment as set forth in the Exhibits.

(d) Terminals and Related Equipment Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type{s) of terminal and equipment used by Client.

5. Client Obligations. (a) Input.  Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv .Client will provide at its own expense or procure from Fiserv all equipment computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting there from.

(b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.

(c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review an reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(d) Client's Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and otherwise capable of passing and/or accepting data from and/or to the Fiserv System;

6. Ownership and Confidentiality. (a) Definition.

(i) Client Information. "Client Information" means: (A) confidential plans, customer lists, information, research, development, trade secrets, business affairs (including that of any of Client's customers, suppliers, or affiliates) and other proprietary material of Client that is marKed with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); (B) Client's proprietary computer programs and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marKed with a restrictive legend); and (C) any information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

(ii) Fiserv Information. "Fiserv Information" means: (A} confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate}, and other proprietary material of FISerV that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv's proprietary computer programs, including custom software modifications. software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii) Information. "Information" means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement Fiserv specifically agrees that it will not use any non-public personal information about Client's customers in any manner prohibited by Title V of the Gramm-leach-Bliley Act Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement Recipient may disclose Information to (i) employees and employees of affiliates who have a need to knOW; and (ii) any other party with Discloser's written consent Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement

(c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipients business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement

(d) Fiserv sYStem. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e} Information Security. Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client's affairs.

(f) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement~ without disclosure to third parties.

7 Regulatory Agencies. Regulations and Legal Requirement (a) Client Files. Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, Or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its premises. Client agrees that Fiserv is authorized to give all reports, summaries, or informaton contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency. Fiserv agrees that Client Files shall remain The property of Client, and that Fiserv shall not possess any interest, lien or right to keep Client Files except as otherwise set forth in this Agreement

(b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:

(i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
(ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
(iii) retaining records of its accounts as required by regulatory authorities;
(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
(v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

8. Warranties. (a) Fiserv Warranties. Fiserv represents and warrants that:

(i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Clients work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System WIll comply in all material respects with all applicable Federal regulations governing Services; and (E) the Fiserv System is Year 2000 compliant In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within 7 days after Clients receipt of the work containing the error. Fiserv shall use commercially reasonable efforts to correct errors of which Fiserv is notified after such 7-day time period. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Clients failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv's then current time and material rates; and
(ii) it owns or has a license to furnish ail equipment or software comprising the FlServ System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System and/or Clent's use of the Fiserv System infringes a patent, copyright or other proprietary right of a third party. Client agrees to notify FlServ promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim. Fiserv agrees that if the Fiserv System becomes, or in Fiserv's reasonable opinion is likely to become, the subject of a claim of infringement, or should use of the Fiserv System be enjoined, Fiserv shall, in addition to its indemnification obligations above, at its sole cost and expense: (i) procure for Client the right to continue using the Fiserv System; or (ii) modify the Fiserv System to make it non-infringing with no material loss in functionality or material nonconformance to the applicable specifications. If neither of the foregoing are commercially reasonable alternatives, Fiserv may replace the Fiserv System with a replacement product that has no material loss in functionality and/or Fiserv may , but is not obligated to, terminate this Agreement upon written notice to Client, and Client shall not be required to pay any termination fees or liquidated damages pursuant to Sections 11(d) and (e).

THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV.  FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

(b) Client Warranties. Client represents and warrants that (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) Client has requisite authority to execute, deliver, and perform this Agreement Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (Y) any and all claims by third parties through Client arising out of the performance and non- performance of Fiserv Services by Fiserv , provided that the indemnity listed in clause (Y) hereof shall not preclude Client's recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERV SERVICES, OR FISERV'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE FISERV SERVICE RESULTING IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE. WITH THE EXCEPTION OF CLIENT'S BREACH OF SECTION 6, MISUSE OF FISERV'S INTELLECTUAL PROPERTY, BREACH OF SECTION 15(k), AND ALL PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, CLIENT'S AGGREGATE LIABILITY TO FISERV FOR ANY AND ALL CAUSES OF ACTION UNDER THIS AGREEMENT SHALL BE LIMITED TO $100,000.00.

WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH ClAIM ACCRUED. FISERVS AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE FISERV SERVICE Resulting IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERVS AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE Shall BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE. WITH THE EXCEPTION OF CLIENT'S BREACH OF SECTION 6, MISUSE OF FISERV'S INTELLECTUAL PROPERTY, BREACH OF SECTION 15(k), AND ALL PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, CLIENTS AGGREGATE LIABILITY TO FISERV FOR ANY AND ALL CAUSES OF ACTION UNDER THIS AGREEMENT SHALL BE LIMITED TO $100,000.00.

(b) Lost Records. If Client's records or other data Submitted for processing are lost or damaged as a result of any failure by FIserV, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducingsuch records or data from exact duplicates thereof in Clients' possession.

10. Disaster Recovery. (a) General. Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiservshall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiservshall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiservin implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiservonly to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(b) Communications. Fiservshall work with Client to establish a plan for alternative communications in the event of a Disaster.

(c) Disaster Recovery Test. Fiservshall test the Disaster Recovery Plan periodically. Client agrees to participate in and assist Fiservwith such test, if requested by Fiserv. Upon Client's request, test results will be made available to Client's management, regulators, auditors, and insurance underwriters.

(d) Client Plans.  Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(e) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster, provided that Fiserv shall use commercially reasonable efforts to meet the performance standards while providing Services at the recovery location. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

11. Termination. (a) Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b) Failure to pay. In the event any invoice remains unpaid by Client 60 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to and use of Fiserv Services. Any invoice Submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 60 days of the invoice date specifying the nature of the disagreement

(c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to either party under this Agreement, by law or otherwise.

(d) Defaults. If Client:

0) Defaults in the payment of any sum of money due in accordance with Section 11(b), which is not cured within 30 days following written notice of the claimed default;

(e) Convenience; Early Termination. Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the average of Clients monthly invoices for each Fiserv Service received by Client during the 6-month period preceding the effective date of termination (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by (i) 70% times the remaining months of the term during the first 12 months following Client's conversion to the FlServ Services; or (ii) 65% limes the remaining months of the term during the months 13- 24 following client's conversion to the Fiserv Services; or (iii) 60% times the remaining months of the term during the months 25-36 following Client's conversion to the FIServ Services, plus any unamortized conversion fees or third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

(f) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (8) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (IV) Client has returned to Fiserv all Fiserv Information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client's Files any time after 90 days from the final use of Client Files for processing.

(g) Fiserv Bankruptcy. Client may terminate this Agreement (i) upon sixty (60) days written notice to Fiserv in the event Fiserv commits an act of bankruptcy or becomes the subject ti any proceeding under the Bankruptcy Code and such action or proceeding is not dismissed by the end of such 60-day period, or (ii) upon written notice in the event Fiserv becomes insolvent or if any substantial part of Fiserv's property becomes subject to any levy, seizure, assignment application, or sale for or by any creditor or governmental agency.

(h) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

12. Dispute Resolution. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators shall apply the substantive law ofthe State of New York, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority togrant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c} Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve such disputes shall be held in Miami, Florida.

13. Insurance. Fiserv shall carry the following types of insurance policies during the term of this Agreement

(i} Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
(ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
(iii) All-risk property coverage including Extra Expense and Business Income coverage; and
(iv} Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer's Liability.

14. Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services. In the event a material deficiency noted during a Fiserv SAS70 audit causes client to be unable to complete its internal compliance review for the applicable period, then Client may perform a limited reviewof the applicable deficiency on Fiserv's premises, subject to the following- (a) Fiserv and Client shall mutually agree on the commencement and completion times for such review; (b) the review shall be Conducted during Fiserv's normal business hours, without disruption to Fiserv's business operations; (c) the review shall be limited solely to the applicable deficiency as described above; (d) Client shall not have access to Confidential information of any other Fiserv clients; (e) Client shall be charged Fiserv's then current professional services rates for the Fiserv personnel involved in the review; and (f) Client shall comply with all Fiserv facility and security rules and procedures while on Fiserv's premises.

15. General. (a) Binding Agreement This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv's prior written consent which consent shall not be unreasonably withheld or unduly delayed. Client agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b) Entire Agreement. This Agreement including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing law. This Agreement will be governed by the substantive laws of the State of New York, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

(e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party. In the event Fiserv is unable to perform Services for a period of more than thirty (30) days as a result of any force majeure event, the parties shall negotiate in good faith an equitable modification to this Agreement with respect to the Services affected by the force majeure event

(f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g) No Waiver. The failure of either party toinsist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements.  Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

(i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

(e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party. In the event Fiserv is unable to perform Services for a period of more than thirty (30) days as a result of any force majeure event, the parties shall negotiate in good faith an equitable modification to this Agreement with respect to the Services affected by the force majeure event.

(f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier Service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective uponreceipt.

(g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

(i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

(j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, donot terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv's prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity's previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

(l) Recruitment of Employees. Client agrees not to hire Fiserv's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Fiserv's prior written consent; provided, however, that Client shall not be prohibited from placing general employment advertisements or solicitations not specifically targeted to Fiserv's employees or hiring Fiserv's employees who respond to such advertisements.

(m} Publicity. The parties shall mutually agree on a press release relating to the execution of this Agreement. Each party shall mutually agree with the other regarding any media release, public announcement, or similar disclosure relating to this Agreement or its subject matter and shall give the other party a reasonable opportunity to review and comment on the content of such release, announcement, or disclosure prior to its release. Notwithstanding the foregoing, Fiserv shall have the right to make general references to Client and the type of services being provided by Fiserv to Client under this Agreement in Fiserv's oral and visual presentations to Fiserv clients, prospective Fiserv clients, and financial analysts, provided that such references shall be consistent with any such mutually agreed press release and Section 6(f).

16. Performance Standards. (a) Remedy.  The Fiserv standard of performance with respect to any Service provided hereunder shall be set forth in the applicable Exhibit for the Service being provided.  In the event that Fiserv fails to meet the standards set forth in the applicable Exhibit or other service commitment standards as may be agreed upon between Fiserv and Client, and such failure is not the result of Client's error or omission.  In the event that Fiserv fails to achieve any performance standard, alone or in combination, during any 3 of 6 measurement periods, Client, may at it's option, notify Fiserv of its intent to terminate this Agreement.  Fiserv, upon receipt of notice, shall advise Client promptly upon correction of the deficiencies (in no event shall corrective action exceed sixty (60) days from the notice date) and shall begin an additional measurement period.  Should Fiserv fail to achieve the required performance standard during the remeasurement period, Client may terminate this Agreement without penalty or deconversion fees.

(b) Location. If Fiserv relocates its Miami IP Center, Fiserv commits to maintaining the same general level of availability on Transit items that the Bank receives from the current Fiserv location, and to paying the Bank any expense differential that may incur from additional courier expenses to the new location on the same deliveryschedule being used prior to the relocation.

Exhibit B

For Client:	For Fiserv:

Commercial Bank of Florida	Fiserv Solutions, Inc
/s/ Dennis Longo	/s/ Guy J. Fries

Name: DENNIS LONGO Title: SVP Date: 12-27-2004	Name: Guy J. Fries Title: PRESIDENT Date: 01/14/05